                                                                    Exhibit 99.1

                     [LETTERHEAD OF SUNGARD APPEARS HERE]

News...

For Immediate Release:
                        October 2, 1995

Contact:
          Michael J. Ruane      Nancy R. Kyle         Internet
          (610) 341-8709        (610) 341-8171        www.sungard.com


                           SUNGARD DATA SYSTEMS INC.
             ANNOUNCES NEW LINE OF BUSINESS AND MANAGEMENT CHANGES


Wayne, PA -- SunGard Data Systems Inc. announced today the acquisition of two healthcare information systems companies that represent a new line of business for the Company. On August 31, 1995, SunGard completed the acquisition of Intelus Corporation of Rockville, Maryland. On September 29, 1995, SunGard entered into a definitive agreement to acquire MACESS Corporation of Birmingham, Alabama. The acquisition of MACESS is expected to be completed in the fourth quarter of 1995.

SunGard also announced that these two acquisitions will form the nucleus of a new business group called SunGard Technology Systems, to be headed by Kenneth R. Adams. Mr. Adams has been the chief executive officer of SunGard's Recovery Services Group since 1988. Before that he headed SunGard's trust accounting subsidiary. Michael F. Mulholland, president and chief operating officer of SunGard Recovery Services Inc., will succeed Mr. Adams as head of the Recovery Services Group. Mr. Mulholland, age 46, has been employed by SunGard since 1987 in various executive capacities.

Both MACESS and Intelus provide work-flow management and document imaging systems to the healthcare industry. The primary target market for MACESS' I-MAX/(TM)/ product is managed healthcare providers, or HMO's. With approximately forty customers, including the largest managed healthcare organization in the United States, MACESS is a leading provider in the relatively new application of work-flow and imaging systems for the healthcare industry. Intelus, whose primary target market is large healthcare institutions, provides systems to automate medical records processing for over eighty customers. Intelus currently is completing the first installation of its newest product, ChartFlo 2000 EMR/(R)/, an electronic medical record system based on work-flow and imaging technology. In addition to a primary emphasis on healthcare applications, these products are also sold to banking and other financial services markets.


--------------------------------------------------------------------------------
[LOGO OF SUNGARD APPEARS HERE]

James L. Mann, chairman and chief executive officer of SunGard, said, "We are delighted that we have been able to establish an initial presence in the healthcare information systems market, which we have identified as having attractive growth prospects. MACESS and Intelus are both fine companies, with leading products and market positions in a relatively new and exciting healthcare application area. We believe that both of these acquisitions will contribute to earnings per share in 1996 and have significant potential for future growth. As has been our practice in our investment support systems business, we intend to make additional acquisitions of other strong computer services companies in the healthcare market. The fact that both MACESS and Intelus have targeted financial institutions as a secondary market fits well with existing initiatives where SunGard has strong market presence, which should enhance the combined companies' growth prospects in these vertical markets."

Total consideration for the two transactions will be approximately 2.8 million shares. Each transaction will be accounted for as a pooling-of-interests. Combined revenues of MACESS and Intelus for the first six months of 1995 were approximately $13.6 million. Except for merger costs, neither acquisition is expected to have a material effect on SunGard's financial results in 1995.

SunGard's business is computer service and application software. The Company is the only large specialized provider of proprietary investment support systems, is the pioneer and a leading provider of comprehensive computer disaster recovery services, and also provides healthcare information systems. Its common stock is reported on The Nasdaq Stock Market and the London Stock Exchange under the symbol SNDT.


                                  #    #    #


                                    This statement is available in the United
                                    Kingdom from SunGard Capital Markets Inc.,
                                    10 Devonshire Square, London, EC2M 4YP